Exhibit 99.1

NEWS

ANADARKO ANNOUNCES PRICING OF

$1.25 BILLION OF SENIOR NOTES

HOUSTON, July 1, 2014 – Anadarko Petroleum Corporation (NYSE: APC) today announced it has priced its registered public offering of $1.25 billion aggregate principal amount of senior notes comprised of $625 million 3.450-percent senior notes due 2024, and $625 million 4.500-percent senior notes due 2044.

Anadarko expects to close the offering on July 7, 2014, and will use the net proceeds from the offering for general corporate purposes.

Barclays Capital Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., JPMorgan Securities LLC, and RBS Securities Inc., are acting as joint book-running managers for the offering. The offering is being made only by means of a prospectus and related prospectus supplement. An investor may obtain free copies of both the prospectus and related prospectus supplement by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, Anadarko or any underwriter participating in this offering will arrange to send a prospectus as supplemented to an investor, if requested, by contacting Barclays Capital Inc. at 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com or by mail to Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717; Deutsche Bank Securities Inc. at 1-800-503-4611 or by emailing prospectusrequest@list.db or by mail to Deutsche Bank Securities Inc., Attention: Prospectus Department, 60 Wall Street, New York, New York 10005; or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or by emailing dg.prospectus_requests@baml.com or by mail to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attention: Prospectus Department, 222 Broadway, 11th Floor, New York, New York 10038.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offer is being made only through the prospectus as supplemented, which is part of a shelf registration statement that became effective on Nov. 8, 2013.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2013, the company had approximately 2.79 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the Company’s 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and news releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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ANADARKO CONTACTS

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

Christina Ramirez, christina.ramirez@anadarko.com, 832.636.8687

INVESTORS:

John Colglazier, john.colglazier@anadarko.com, 832.636.2306

Robin Fielder, robin.fielder@anadarko.com, 832.636.1462

Jeremy Smith, jeremy.smith@anadarko.com, 832.636.1544

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